U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Rocker                          David                A.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Rocker Partners, L.P., 45 Rockefeller Plaza, Suite 1759
--------------------------------------------------------------------------------
                                    (Street)

     New York                          NY                10111
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     3DFX Interactive, Inc. (TDFXE)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year
                                    June/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

                                                 1
     [ ]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

       1
     [X]  Form filed by One Reporting Person

     [ ]  Form filed by More than One Reporting Person
________________________________________________________________________________
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                            4.                             5.            6. Owner-
                                                            Securities Acquired (A) or     Amount of     ship
                                 2.            3.           Disposed of (D)                Securities    Form:       7.
                                 Transaction   Transaction  (Instr. 3, 4 and 5)            Beneficially  Direct      Nature of
                                 Date          Code         -----------------------------  Owned at End  (D) or      Indirect
1.                               (Month/       (Instr. 8)                (A)               of Month      Indirect    Beneficial
Title of Security                Day/          ------------    Amount    or    Price       (Instr. 3     (I)         Ownership
(Instr. 3)                       Year)          Code    V                (D)               and 4)        (Instr.4)   (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                     1                        1             1                      1
Common Stock, no par value        6/27/02        S             30,531     D    $.02/share    0             I         By partnerships
                                                                                                                     and companies
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

*If form is filed by more than one reporting person, see Instruction 4(b)(v).

Reminder: Report on a  separate line for  each class of  securities beneficially owned directly or indirectly.
                                           (Print or Type Responses)      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                   10.
                                                                                                         9.        Owner-
                                                                                                         Number    ship
                                                                                                         of        Form
                   2.                                                                                    Deriv-    of
                   Conver-                    5.                              7.                         ative     Deriv-    11.
                   sion                       Number of                       Title and Amount           Secur-    ative     Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-    of
                   Exer-             4.       Securities    Date              Securities        Price    Bene-     ities     In-
                   cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-     direct
                   Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ficially  Bene-
1.                 of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Owned     ficial
Title of           Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End    Owner-
Derivative         ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month  ship
Security           Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)         ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)        4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

1 The Reporting Person's interest as described herein represents his pecuniary interest in the securities held by Rocker Partners, L.P., Compass Holdings, Ltd. and Helmsman Holdings, Ltd.


By:  /s/ David A. Rocker                                       July 9, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                                                          Page 2

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.